Filed pursuant to Rule 424(b)(3)
                                      Registration Statement File No. 333-121543

Prospectus Supplement No. 1
To Prospectus dated May 6, 2005


                                OPTIONABLE, INC.

                        31,431,026 shares of Common Stock

All of the shares of common stock of Optionable, Inc. covered by this prospectus supplement are being offered and sold from time to time by certain of our stockholders and warrant holders referred to as Selling Stockholders. All of these shares are being registered for resale only. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders, but will receive proceeds from the exercise of the warrants held by some of the Selling Stockholders upon exercise. These shares covered by this prospectus supplement will be offered for sale by the Selling Stockholders from time to time. The Selling Stockholders are named in the prospectus dated May 6, 2005, and in this prospectus supplement.

You should read this prospectus supplement in conjunction with the prospectus dated May 6, 2005, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement. The terms of our common stock and the common stock issuable upon exercise of the common stock purchase warrants are set forth in the prospectus.

Our common stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol "OPBL." On February 15, the last reported sale price of our common stock was $$0.95.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus supplement is February 16, 2006.

                              SELLING STOCKHOLDERS

The following table provides certain information with respect to the beneficial ownership of our common stock known by us as of March 15, 2005 by each Selling Stockholder. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on March 15, 2005, or 51,406,431 shares, together with securities exercisable or convertible into shares of our common stock owned by that person at March 15, 2005 which are exercisable or convertible within 60 days of March 15, 2005. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Certain of the Selling Stockholders have material relationships with us.

With respect to two selling stockholders (Colbart Birnet L.P. and Rory Maton), each of which is an affiliate of a broker-dealer, such selling stockholders have informed us that they purchased the shares of our common stock offered by this prospectus in the ordinary course of business, and that at the time of purchase of those shares, they did not have any agreements, understandings or arrangements with any persons, directly or indirectly, to distribute the shares of our common stock offered hereby.



                                                                                                              Percentage
                                                   Shares of Common Stock Beneficially Owned                   Ownership
                                               -------------------------------------------------       ------------------------
                                                                    Number of
                                                Before               Shares              After           Before         After
    Name of Beneficial Owner                   Offering             Being Sold          Offering       Offering (1)    Offering
-------------------------------------------    --------             ----------          --------       ------------    --------
Mark Nordlicht(1)                              16,440,150           1,860,086          14,580,064         31.79          28.36

Steel Style Sales, Inc.(2)                      4,451,350           4,451,350               0              8.66           0

East Holdings LLC(3)                            4,318,000           4,318,000               0              8.40           0

Ridgecrest Capital Corp.(4)                     3,904,158             441,728           3,462,430          7.55           6.74

Jules Nordlicht(5)                              2,190,750           2,190,750               0              4.26           0

The ML Investment Trust(6)                      2,159,000           2,159,000               0              4.20           0

Avon Road Associates(7)                         2,159,000           2,159,000               0              4.20           0

TVI Investments Limited Liability Company(8)    2,159,000           2,159,000               0              4.20           0

Pierpont Capital Corp., Inc.(9)                 3,105,000           3,105,000               0              3.89           0

Yechiel Abraham Zucker(10)                      1,746,250             197,576           1,548,674          3.40           3.01

Sheila Frantz                                     250,000             250,000               0                *            0

Kathleen O'Connor(11)                             901,929             102,047             799,882          1.75           1.55

Erin O'Connor(12)                                 901,929             102,047             799,882          1.75           1.55

AYD Equity Group, Ltd.(13)                         95,250              10,777              84,473            *             *

Kerry Cassidy(14)                                 113,665             113,665               0                *            0

Timothy Higgins(15)                                31,750              31,750               0                *            0

Lauren Defino(16)                                  31,750              31,750               0                *            0

Howard Feder(17)                                  125,000             125,000               0                *            0

Regalian Properties (Provincial) Limited(18)      500,000             500,000               0                *            0

Mr. G. Mechlowitz                                 250,000             250,000               0                *            0

Howard Moher                                      250,000             250,000               0                *            0

Daniel A. Lopian                                  250,000             250,000               0                *            0

Magpie Investments Ltd.(19)                       125,000             125,000               0                *            0



                                                                                                              Percentage
                                                   Shares of Common Stock Beneficially Owned                   Ownership
                                               ------------------------------------------------        ------------------------
                                                                    Number of
                                                Before               Shares             After            Before         After
    Name of Beneficial Owner                   Offering             Being Sold         Offering        Offering (1)    Offering
-------------------------------------------    --------             ----------         --------        ------------    --------
Heather C. Frantz(20)                           1,236,250           1,236,250               0              2.40           0

Eli Lerner                                        250,000             250,000               0                *            0

Shekel Hakodesh(21)                               500,000             500,000               0                *            0

Jonah Jay Lobell                                  250,000             250,000               0                *            0

Colbart Birnet L.P.(22)                           500,000             500,000               0                *            0

William T. O'Donnell, Jr                          500,000             500,000               0                *            0

Jeffrey G. Sullivan                               500,000             500,000               0                *            0

Kenmore Associates LLC(23)                        500,000             500,000               0                *            0

Daniel J. Saks                                    125,000             125,000               0                *            0

Robert L. Haig                                    375,000             375,000               0                *            0

Chesed Congregations of America(24)               250,000             250,000               0                *            0

Karen Hoffman                                      10,000              10,000               0                *            0

Kevin DeAndrea(25)                                125,000             125,000               0                *            0

Megan M. Foley(26)                                500,000             500,000               0                *            0

Jackson Steinem, Inc.(27)                          50,000              50,000               0                *            0

Rory Maton                                        317,500             317,500               0                *            0

Rebecca Lang                                      158,750             158,750               0                *            0

Joel Shandelman(28)                               100,000             100,000               0                *            0


* Less than one percent (1%).

(1) Mark Nordlicht is the Chairman of our Board of Directors.

(2) The beneficial owners of Steel Style Sales, Inc. are Brian M Plotkin and Steven M. Plotkin.

(3) The beneficial owner of East Holdings, LLC is Harry Adler.

(4) Edward O'Connor is a director of the Company, our President and Treasurer and is the beneficial owner and Vice President of Ridgecrest Capital Corp.

(5) Jules Nordlicht is Mark Nordlicht's father.

(6) The beneficial owner of The ML Investment Trust is Michael Landau.

(7) The beneficial owner of Avon Road Associates is Moshe Wagh.

(8) The beneficial owner of TVI Investments Limited Liability Company is Drew D. Markson.

(9) Kevin P. Cassidy, a director of the company and our Chief Executive Officer (commencing in Decmber 2005), is a stockholder of Pierpont Capital Corp., Inc. Includes 1,200,000 shares to be issued to Pierpont Capital Corp. upon the exercise of common stock purchase warrants exercisable at $0.20 per share. Only 100,000 of these warrants were exercisable at December 22, 2004 or within 60 days thereafter. Although all shares underlying these warrants are being registered hereby, only 100,000 shares are deemed to be beneficially owned by the holder.

(10) Yechiel Abraham Zucker is the Company's Executive Vice President and Secretary.

(11) Kathleen O'Connor is Edward O'Connor's daughter.

(12) Erin O'Connor is Edward O'Connor's daughter.

(13) Yechiel Abraham Zucker, the Company's Executive Vice President and Secretary, is the owner of AYD Equity Group, Ltd.

(14) Kerry Cassidy is the daughter of Kevin Cassidy.

(15) Timothy Higgins is the nephew of Kevin Cassidy

(16) Lauren Defino is the niece of Kevin Cassidy.

(17) Howard Feder is a former employee of ours.

(18) The beneficial owners of Regalian Properties (Provincial) Limited are Jonathan L. Goldstone, Ervin Landau and Diana Darlington.

(19) The beneficial owner of Magpie Investments LTD. is Gary Leibler.

(20) Heather C. Frantz is the sister-in-law of Kevin Cassidy and the daughter of Sheila Frantz.

(21) Shekel Hakodesh is a charitable corporation.

(22) The beneficial owners of Colbart Birnet L.P. are Ezra Birnbaum and Eli Levitan.

(23) The beneficial owners of Kenmore Associates LLC are Ralph Herzka, Aaron Birnbaum, Jeff Weinberg and Avi Weinstock.

(24) Chesed Congregations of America is a charitable corporation.

(25) Kevin DeAndrea is an employee of Capital Energy Services LLC ("CES"). Edward J. O'Connor, our President and a director, is a 50% shareholder of CES and . Kevin P. Cassidy, our Chief Executive Officer and a director, is a 50% shareholder and managing director of CES.

(26) Megan M. Foley is the sister of Kevin Cassidy.

(27) The beneficial owner of Jackson Steinem, Inc. is Adam S. Gottbetter of Gottbetter & Partners, LLP, our legal counsel.

(28) Includes 100,000 shares to be issued to Joel Shandelman upon the exercise of common stock purchase warrants exercisable at $0.20 per share. Mr. Shandelman is a former employee of ours.